Exhibit 10.2

MASTER TERMS AND CONDITIONS FOR CONVERTIBLE BOND HEDGING TRANSACTIONS

BETWEEN BANK OF AMERICA, N.A. AND RADIOSHACK CORPORATION

The purpose of this Master Terms and Conditions for Convertible Bond Hedging Transactions (this “Master Confirmation”), dated as of August 12, 2008, is to set forth certain terms and conditions for convertible bond hedging transactions to be entered into between Bank of America, N.A. (“Bank”) and RadioShack Corporation (“Counterparty”). Each such transaction (a “Transaction”) entered into between Bank and Counterparty that is to be subject to this Master Confirmation shall be evidenced by a written confirmation substantially in the form of Exhibit A hereto, with such modifications thereto as to which Counterparty and Bank mutually agree (a “Confirmation”). This Master Confirmation and each Confirmation together constitute a “Confirmation” as referred to in the Agreement specified below.

This Master Confirmation and a Confirmation evidence a complete binding agreement between you and us as to the terms of the Transaction to which this Master Confirmation and such Confirmation relate. This Master Confirmation and each Confirmation hereunder shall supplement, form a part of, and be subject to an agreement in the form of the 1992 ISDA Master Agreement (Multicurrency-Cross Border) as if we had executed an agreement in such form on the Trade Date of the first such Transaction (but without any Schedule except for the election of United States dollars as the Termination Currency) between Bank and Counterparty, and such agreement shall be considered the “Agreement” hereunder.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Definitions”) as published by ISDA are incorporated into this Master Confirmation. For the purposes of the Definitions, each reference herein or in any Confirmation hereunder to a Unit shall be deemed to be a reference to a Call Option or an Option, as context requires.

THE AGREEMENT, THIS MASTER CONFIRMATION AND EACH CONFIRMATION WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE (OTHER THAN TITLE 14 OF THE NEW YORK GENERAL OBLIGATIONS LAW). THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

The Transactions under this Master Confirmation shall be the sole Transactions under the Agreement. If there exists any ISDA Master Agreement between Bank and Counterparty or any confirmation or other agreement between Bank and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Bank and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Bank and Counterparty are parties, the Transactions under this Master Confirmation and the Agreement shall not be considered Transactions under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

1. In the event of any inconsistency between this Master Confirmation, on the one hand, and the Definitions or the Agreement, on the other hand, this Master Confirmation will control for the purpose of the Transaction to which a Confirmation relates. In the event of any inconsistency between the Definitions, the Agreement and this Master Confirmation, on the one hand, and a Confirmation, on the other hand, the Confirmation will govern. With respect to a Transaction, capitalized terms used herein that are not otherwise defined shall have the meaning assigned to them in the Confirmation relating to such Transaction.

2. Each party will make each payment specified in this Master Confirmation or a Confirmation as being payable by such party, not later than the due date for value on that date in the place of the account specified below or otherwise specified in writing, in freely transferable funds and in a manner customary for payments in the required currency.

3. Confirmations and General Terms:

This Master Confirmation and the Agreement, together with the Confirmation relating to a Transaction, shall constitute the written agreement between Counterparty and Bank with respect to such Transaction.

Each Transaction to which a Confirmation relates is a Convertible Bond Hedging Transaction, which shall be considered a Share Option Transaction for purposes of the Definitions (and references herein to “Units” shall be deemed to be references to “Options” for purposes of the Definitions), and shall have the following terms:

Trade Date:	As set forth in the Confirmation for such Transaction

Effective Date:	As set forth in the Confirmation for such Transaction

Option Type:	Call

Option Style:	Modified American (as described below)

Seller:	Bank

Buyer:	Counterparty

Shares:	The Common Stock of Counterparty, par value USD1.00 per share (Ticker Symbol: “RSH”).

Convertible Notes:	As set forth in the Confirmation for such Transaction

Indenture:	As set forth in the Confirmation for such Transaction

Number of Units:	As set forth in the Confirmation for such Transaction.

Unit Entitlement:	As set forth in the Confirmation for such Transaction

Strike Price:	As set forth in the Confirmation for such Transaction

Applicable Percentage:	As set forth in the Confirmation for such Transaction

Number of Shares:	As set forth in the Confirmation for such Transaction

Premium:	As set forth in the Confirmation for such Transaction

Premium Payment Date:	As set forth in the Confirmation for such Transaction

Exchange:	New York Stock Exchange

Related Exchange:	All Exchanges

Calculation Agent:	Bank. The Calculation Agent shall, upon written request by either party, provide a written explanation of any calculation or adjustment made by it including, where applicable, a description of the methodology and the basis for such calculation or adjustment in reasonable detail, it being understood that the Calculation Agent shall not be obligated to disclose any proprietary models used by it for such calculation.

4. Procedure for Exercise:

Potential Exercise Dates:	Each Conversion Date.

Conversion Date:	Each “Conversion Date”, as defined in the Indenture, of Convertible Notes.

Required Exercise on Conversion Dates:

On each Conversion Date, a number of Units equal to the number of Convertible Notes in denominations of USD1,000 principal amount satisfying all of the requirements for conversion on such Conversion Date in accordance with the terms of the Indenture shall be automatically exercised, subject to “Notice of Exercise” below.

Expiration Date:	As set forth in the Confirmation for such Transaction

Automatic Exercise:	As provided above under “Required Exercise on Conversion Dates”.

Notice of Exercise:	Notwithstanding anything to the contrary in the Definitions, in order to exercise any Units, Counterparty must notify Seller in writing prior to 12:00 PM, New York City time, on the “Scheduled Trading Day” (as defined in the Indenture) immediately preceding the first Scheduled Trading Day of the “Observation Period”, as defined in the Indenture, relating to the Convertible Notes converted on the Conversion Date relating to the relevant Exercise Date (such time, the “Notice Deadline”) of (i) the number of Units being exercised on such Exercise Date and (ii) the scheduled settlement date and the scheduled commencement date of the Observation Period for the Convertible Notes converted on the Conversion Date corresponding to such Exercise Date; provided that, notwithstanding the foregoing, such notice (and the related automatic exercise of such Options) shall be effective if given after the relevant Notice Deadline but prior to 5:00 PM New York City time, on the fifth Scheduled Trading Day of such Observation Period, in which case the Calculation Agent shall have the right to adjust the Delivery Obligation as appropriate to reflect the additional costs (including, but not limited to, hedging mismatches and market losses) and reasonable expenses incurred by Bank in connection with its hedging activities (including the unwinding of any hedge position) as a result of its not having received such notice prior to the Notice Deadline; provided further that in connection with any Exercise Date occurring on or after the 45th Scheduled Trading Day immediately preceding the “Maturity Date” (as defined in the Indenture), Counterparty must notify Seller in writing prior to 12:00 PM, New York City time, on the second Scheduled Trading Day immediately preceding the Expiration Date, of the aggregate number of Units being exercised on such Exercise Date(s).

5. Settlement Terms:

Settlement Date:	In respect of an Exercise Date occurring on a Conversion Date, the settlement date for the Shares to be delivered under the Convertible Notes converted on such Conversion Date under the terms of the Indenture; provided that the Settlement Date will not be prior to the later of (i) the date one Settlement Cycle following the final day of the “Observation Period”, as defined in the Indenture, or (ii) the Exchange Business Day immediately following the date on which Counterparty gives notice to Seller of such Settlement Date prior to 12:00 PM, New York City time.

Delivery Obligation:	In lieu of the obligations set forth in Sections 8.1 and 9.1 of the Definitions, and subject to “Notice of Exercise” above, in respect of an Exercise Date occurring on a Conversion Date, Seller will deliver to Counterparty, on the related Settlement Date, a number of Shares and cash in lieu of fractional shares, if any (collectively, the “Delivery Obligation”), equal to the product of (A) the Applicable Percentage and (B) a number of Shares equal to the aggregate number of Shares that Counterparty is obligated to deliver to the holder(s) of the Convertible Notes converted on such Conversion Date pursuant to the Net Share Provision of the Indenture (except that such number of Shares shall be determined without taking into consideration any rounding pursuant to the Rounding Provision of the Indenture and such product shall be rounded down to the nearest whole number) and cash in lieu of fractional shares, if any, resulting from rounding such product (such obligation of Counterparty pursuant to the Indenture, the “Convertible Obligation”); provided that: (i) such Delivery Obligation shall be determined excluding any Shares (or cash) that Counterparty is obligated to deliver to holder(s) of the Convertible Notes as a result of any adjustments to the Conversion Rate pursuant to the Excluded Provisions of the Indenture; and (ii) if Bank disagrees on a good faith, commercially reasonable basis with any adjustments to the Conversion Rate based on a fair market value determination by the Issuer or its board pursuant to the Conversion Adjustment Provisions of the Indenture or a determination of the “Daily VWAP” (as defined in the Indenture) pursuant to the Indenture in the event Daily VWAP is no longer specified under the heading “Bloomberg VWAP” on Bloomberg page RSH.N <equity> AQR (or successor thereto), the Calculation Agent shall make adjustment to the Delivery Obligation in its commercially reasonable discretion. For the avoidance of doubt, if the “Daily Conversion Value”, as defined in the Indenture, is less than or equal to USD25 for any “trading day” (as defined in the Indenture) during the Observation Period, Seller will have no delivery obligation hereunder in respect of such trading day.

Net Share Provision:	As set forth in the Confirmation for such Transaction.

Excluded Provisions:	As set forth in the Confirmation for such Transaction.

Notice of Convertible Obligation:	No later than the Scheduled Trading Day immediately following the last day of any “Observation Period”, as defined in the Indenture, Counterparty shall give Seller notice of the final number of Shares including cash in lieu of fractional Shares, if any, comprising the Convertible Obligation (it being understood, for the avoidance of doubt, that the requirement of Counterparty to deliver such notice shall not limit Counterparty’s obligations with respect to Notice of Exercise, as set forth above, in any way).

Other Applicable Provisions:	To the extent Seller is obligated to deliver Shares hereunder, the provisions of Sections 9.1(c), 9.8, 9.9, 9.10, 9.11 and 9.12 of the Definitions will be applicable as if Physical Settlement were applicable to the Transaction; provided that the Representation and Agreement contained in Section 9.11 of the Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising solely as a result of the fact that Buyer is the issuer of the Shares. In addition, notwithstanding anything to the contrary in the Definitions, Seller may, in whole or in part, deliver Shares in certificated form representing the Delivery Obligation to Counterparty in lieu of delivery through the Clearance System.

6. Adjustments:

Method of Adjustment:	Notwithstanding Section 11.2 of the Definitions, upon the occurrence of any event or condition set forth in the Dilution Provision of the Indenture, the Calculation Agent shall make the corresponding adjustment in respect of any one or more of the Strike Price, Number of Units, the Unit Entitlement and any other variable relevant to the exercise, settlement or payment of such Transaction, to the extent an analogous adjustment is made under the Indenture. For the avoidance of doubt, in no event shall there be any adjustment hereunder as a result of an adjustment to the “Conversion Rate” (as defined in the Indenture) pursuant to the Excluded Provisions of the Indenture.

7. Extraordinary Events:

Merger Events:	Notwithstanding Section 12.1(b) of the Definitions, a “Merger Event” means the occurrence of any event or condition set forth in the Merger Provision of the Indenture.

Promptly upon the public announcement of any Merger Event or any public filing with respect to any Merger Event, Counterparty shall notify the Calculation Agent of such Merger Event; and once the adjustments to be made to the terms of the Indenture and the Convertible Notes in respect of such Merger Event have been determined, Counterparty shall promptly notify the Calculation Agent in writing of the details of such adjustments.

Notice of Merger Consideration:	Upon the occurrence of a Merger Event that causes the Shares to be converted into or exchanged for more than a single type of consideration (determined based in part upon any form of election of the holders of Shares), Counterparty shall promptly (but in any event prior to the effective date of the Merger Event) notify the Calculation Agent of the weighted average of the types and amounts of consideration received by the holders of Shares in any Merger Event who affirmatively make such an election.

Tender Offer:	Not applicable.

Consequences of Merger Events:	Notwithstanding Section 12.2 of the Definitions, upon the occurrence of a Merger Event, the Calculation Agent shall make a corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares, the Strike Price, the Number of Units, the Unit Entitlement and any other variable relevant to the exercise, settlement or payment of such Transaction, to the extent an analogous adjustment is made under the Indenture; provided that such adjustment shall be made without regard to any adjustment to the Conversion Rate for the issuance of additional shares as set forth in the Excluded Provisions of the Indenture.

Dilution Provision:	As set forth in the Confirmation for such Transaction.

Merger Provision:	As set forth in the Confirmation for such Transaction.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination). In addition to the provisions of Section 12.6(a)(iii) of the Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed or re-traded on any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed or re-traded on any such exchange, such exchange shall thereafter be deemed to be the Exchange and the Calculation Agent shall make any adjustments it deems necessary to the terms of any Transaction to preserve for the parties the intended economic benefits of such Transaction after taking into account changes in liquidity, trading volume and public float as a result of such re-listing or re-trading.

8. Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “or public announcement of the formal or informal interpretation”, (ii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date” and (iii) deleting clause (Y) thereof.

Failure to Deliver:	Applicable

Insolvency Filing:	Applicable

Hedging Disruption:	Not Applicable

Increased Cost of Hedging:	Not Applicable

Determining Party	For all applicable Extraordinary Events, Bank. The Determining Party shall, upon written request by either party, provide a written explanation of any calculation or adjustment made by it including, where applicable, a description of the methodology and the basis for such calculation or adjustment in reasonable detail, it being understood that the Determining Party shall not be obligated to disclose any proprietary models used by it for such calculation.

9. Acknowledgements:

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

10. Representations, Warranties and Agreements:

(a) In connection with this Master Confirmation, each Confirmation, each Transaction to which a Confirmation relates and any other documentation relating to the Agreement, each party to this Master Confirmation represents and warrants to, and agrees with, the other party that:

(i) it is an “accredited investor” as defined in Section 2(a)(15)(ii) of the Securities Act of 1933, as amended (the “Securities Act”); and

(ii) it is an “eligible contract participant” as defined in Section 1(a)(12) of the Commodity Exchange Act, as amended (the “CEA”), and this Master Confirmation and each Transaction hereunder are subject to individual negotiation by the parties and have not been executed or traded on a “trading facility” as defined in Section 1a(33) of the CEA.

(b) Counterparty hereby repeats the representations and warranties of Counterparty set forth in Section 1 of the Purchase Agreement (as defined in the Confirmation for such Transaction), and, in addition, represents and warrants to, and agrees with, Bank on the Trade Date of each Transaction that:

(i) its financial condition is such that it has no need for liquidity with respect to its investment in such Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness;

(ii) its investments in and liabilities in respect of such Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with such Transaction, including the loss of its entire investment in such Transaction;

(iii) it understands that Bank has no obligation or intention to register such Transaction under the Securities Act or any state securities law or other applicable federal securities law;

(iv) it understands that no obligations of Bank to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any Affiliate of Bank or any governmental agency;

(v) IT UNDERSTANDS THAT SUCH TRANSACTION IS SUBJECT TO COMPLEX RISKS THAT MAY ARISE WITHOUT WARNING AND MAY AT TIMES BE VOLATILE AND THAT LOSSES MAY OCCUR QUICKLY AND IN UNANTICIPATED MAGNITUDE AND IS WILLING TO ACCEPT SUCH TERMS AND CONDITIONS AND ASSUME (FINANCIALLY AND OTHERWISE) SUCH RISKS;

(vi)(A) none of Counterparty and its executive officers (as defined in Rule 3b-7 under the Exchange Act) and directors is aware of any material non-public information regarding Counterparty or the Shares and (B) each of its filings under the Securities Act, the Exchange Act, or other applicable securities laws that are required to be filed have been filed and that, as of the respective dates thereof and as of the date of this representation, there is no misstatement of material fact contained therein or omission of a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading;

(vii) it is not entering into any Transaction to create, and is not engaging in any other securities or derivatives transactions to create, actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or to manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) in either case in violation of Section 9 of the Exchange Act;

(viii) on the Trade Date, the Premium Payment Date and the Additional Premium Payment Date (if any) of such Transaction (A) the assets of Counterparty at their fair valuation exceed the liabilities of Counterparty, including contingent liabilities, (B) the capital of Counterparty is adequate to conduct the business of Counterparty and (C) Counterparty has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature;

(ix) such Transaction and any repurchase of the Shares by Counterparty in connection with such Transaction has been approved by its board of directors and any such repurchase has been or will when so required be publicly disclosed in its periodic filings under the Exchange Act and its financial statements and notes thereto;

(x) it is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended;

(xi) without limiting the generality of Section 13.1 of the Definitions, Counterparty acknowledges that neither Bank nor any of its affiliates is making any representations or warranties or taking a position or expressing any view with respect to the treatment of the Transaction under any accounting standards, including without limitation FASB Statements 128, 133, as amended, 149 or 150, EITF Issue No. 00-19, Issue No. 01-6, Issue No. 03-6 (or any successor issue statements) or Issue No. 07-5 or under the FASB’s Liabilities & Equity Project;

(xii) without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act;

(xiii) Counterparty shall deliver to Bank an opinion of counsel, dated as of the Premium Payment Date of such Transaction and reasonably acceptable to Bank in form and substance, substantially with respect to the matters set forth in Section 3(a) of the Agreement; and

(xiv) Counterparty is not on the Trade Date of any Transaction engaged in and will not, during any period starting on the Trade Date of any Transaction and ending on the third Exchange Business Day immediately following such Trade Date, be engaged in a distribution, as such term is used in Regulation M under the Exchange Act, of any securities of Counterparty, other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M.

11. Miscellaneous:

(a) Early Termination. The parties agree that Second Method and Loss will apply to each Transaction under this Master Confirmation as such terms are defined under the 1992 ISDA Master Agreement (Multicurrency–Cross Border).

(b) Alternative Calculations and Bank Payment on Early Termination and on Certain Extraordinary Events. If, subject to Section 11(c) below, Bank owes Counterparty any amount in connection with a Transaction hereunder pursuant to Section 12.7 or 12.9 of the Definitions (except in the case of an Extraordinary Event in which the consideration or proceeds to be paid to holders of Shares as a result of such event consists solely of cash) or pursuant to Section 6(d)(ii) of the Agreement (except in the case of an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, other than an (x) Event of Default of the type described in Section 5(a)(iii), (v), (vi) or (vii) of the Agreement or (y) a Termination Event of the type described in Section 5(b)(i), (ii), (iii), (iv), or (v) of the Agreement that in the case of either (x) or (y) resulted from an event or events outside Counterparty’s control) (a “Bank Payment Obligation”), Counterparty shall have the right, in its sole discretion, to require Bank to satisfy any such Bank Payment Obligation by delivery of Termination Delivery Units (as defined below) by giving irrevocable telephonic notice to Bank, confirmed in writing within one Scheduled Trading Day, between the hours of 9:00 a.m. and 4:00 p.m. New York time on the Merger Date, Announcement Date (in the case of Nationalization, Insolvency or Delisting), or Early Termination Date or other date of cancellation or termination, as applicable (“Notice of Bank Termination Delivery”). If Counterparty does not validly request Bank to satisfy such Bank Payment Obligation by the Termination Delivery Units in accordance with the preceding clause, Bank shall have the right to elect to satisfy any Bank Payment Obligation by delivery of the Termination Delivery Units. Within a commercially reasonable period of time following receipt of a Notice of Bank Termination Delivery, Bank shall deliver to Counterparty a number of Termination Delivery Units having a cash value equal to the amount of such Bank Payment Obligation (such number of Termination Delivery Units to be delivered to be determined by the Calculation Agent as the number of whole Termination Delivery Units that could be purchased over a commercially reasonable period of time with the cash equivalent of such payment obligation).

“Termination Delivery Unit” means (i) in the case of a Termination Event, an Event of Default or an Extraordinary Event (other than an Insolvency, Nationalization or Merger Event), one Share or (ii) in the case of an Insolvency, Nationalization or Merger Event, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization, or Merger Event. If a Termination Delivery Unit consists of property other than cash or New Shares and Counterparty provides irrevocable written notice to the Calculation Agent on or prior to the Closing Date that it elects to have Bank deliver cash, New Shares or a combination thereof (in such proportion as Counterparty designates) in lieu of such other property, the Calculation Agent will replace such property with cash, New Shares or a combination thereof as components of a Termination Delivery Unit in such amounts, as determined by the Calculation Agent in its discretion by commercially reasonable means, as shall have a value equal to the value of the property so replaced. If such Insolvency, Nationalization or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

If the provisions of this paragraph (b) are applicable, the provisions of Sections 9.1(c), 9.8, 9.9, 9.10, 9.11 and 9.12 of the Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Termination Delivery Units”; and provided that the Representation and Agreement contained in Section 9.11 of the Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws solely as a result of the fact that Buyer is the issuer of any Termination Delivery Units (or any part thereof). Notwithstanding anything to the contrary in the Definitions, Bank may, in whole or in part, deliver securities comprising Termination Delivery Units in certificated form to Counterparty in lieu of delivery through the Clearance System.

In the event that (a) an Early Termination Date occurs or is designated with respect to a Transaction or Transactions as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(i), 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Counterparty owes to Bank an amount calculated under Section 6(e) of the Agreement, or (b) Counterparty owes to Bank, pursuant to Sections 12.2, 12.3, 12.6, 12.7 or 12.9 of the Definitions, an amount calculated under Section 12.8 of the Definitions, such amount shall be deemed to be zero.

(c) No Set-Off or Netting. Neither party shall set-off or net amounts due either party with respect to any Transaction hereunder against amounts due to either party from the other party whether arising under the Agreement, this Master Confirmation or any other agreement between the parties hereto, by operation of law or otherwise.

(d) Transfer or Assignment. Either party may transfer any of its rights or obligations under the Transaction with the prior written consent of the non-transferring party; provided that Bank may transfer or assign without any consent of Counterparty its rights and obligations hereunder, in whole or in part, to (i) any third-party recognized derivatives dealer or any of Bank’s affiliates, whose obligations would be guaranteed by Bank or (ii) any third-party recognized derivatives dealer or any of Bank’s affiliates, with a rating for its long term, unsecured and unsubordinated indebtedness that is at least the lesser of (A) the credit rating of Bank at the time of the transfer and (B) A- by Standard and Poor’s Ratings Group, or its successor (“S&P”), or A3 by Moody’s Investors Service, Inc., or its successor (“Moody’s”), or, if either S&P or Moody’s ceases to rate such debt, an equivalent or better rating by a substitute rating agency mutually agreed upon by Bank and Counterparty. If at any time at which the Units Equity Percentage (as defined below) exceeds 9.0%, Bank, in its discretion, is unable to effect a transfer or assignment to a third party after using commercially reasonable efforts on pricing terms reasonably acceptable to Bank such that the Units Equity Percentage is reduced to 9.0% or less, Bank may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that the Units Equity Percentage following such partial termination will be equal to or less than 9.0%. In the event that Bank so designates an Early Termination Date with respect to a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement and Section 11(b) of this Master Confirmation as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Counterparty shall be the sole Affected Party with respect to such partial termination and (iii) such portion of the Transaction shall be the only Terminated Transaction.

(e) Additional Termination Events. (i) For any Transaction, the occurrence of (A) an event of default with respect to Counterparty under the terms of the Convertible Notes for such Transaction that results in an acceleration of such Convertible Notes pursuant to the terms of such Indenture or (B) an Amendment Event shall be an Additional Termination Event with respect to which such Transaction is the sole Affected Transaction and Counterparty shall be the sole Affected Party, and Seller shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

“Amendment Event” means, for any Transaction, that Counterparty amends, modifies, supplements or waives any term of the Indenture for such Transaction or the Convertible Notes for such Transaction governing the principal amount, coupon, maturity, repurchase obligation of Counterparty, redemption right of Counterparty, any term relating to exchange of the Convertible Notes for such Transaction (including changes to the exchange price, exchange settlement dates or exchange conditions), or any term that would require consent of the holders of not less than 100% of the principal amount of the Convertible Notes for such Transaction to amend, in each case without the prior consent of Seller, such consent not to be unreasonably withheld.

(ii) Notwithstanding anything to the contrary in this Master Confirmation, for any Transaction, in respect of any Units that are exercised (or would have been but for this clause) in connection with the Convertible Notes that are converted in compliance with the Make-Whole Provision of the Indenture, the delivery of the Notice of Exercise by Counterparty, together with the required information as set forth under “Notice of Exercise” above to Bank shall constitute an Additional Termination Event hereunder with an Early Termination Date occurring on the Settlement Date relating to such conversion with respect to which Counterparty shall be the sole Affected Party and the Affected Transaction shall be a Transaction comprising a number of Units equal to the number of Convertible Notes in USD1,000 principal amount so converted, and, in lieu of delivering the Shares (and cash if any in lieu of fractional Shares) comprising the relevant Delivery Obligation, Bank shall deliver on such Settlement Date a number of Shares (and cash if any in lieu of fractional Shares) with a fair value as of such Settlement Date (as determined by the Calculation Agent) that is equal to the lesser of (x) the fair value as of such Settlement Date (as determined by the Calculation Agent) of the relevant Delivery Obligation (determined by taking into account any adjustment to the Conversion Rate pursuant to the Make-Whole Provision of the Indenture and the application of the Applicable Percentage) and (y) the amount determined pursuant to Section 6(e) of the Agreement in respect of such Additional Termination Event. For the avoidance of doubt, the determination of the amount due under clause (y) immediately above (i) shall take into account the time value of such Transaction assuming an Expiration Date occurring on the Expiration Date as set forth in the relevant Confirmation, without regard to any requirement for the occurrence of a Conversion Date or delivery of a Notice of Exercise as conditions to the exercise of the Units and (ii) shall not take into account any adjustments to the Unit Entitlement that result from corresponding adjustments to the Conversion Rate pursuant to the Make-Whole Provision of the Indenture.

(f) Status of Claims in Bankruptcy. Bank acknowledges and agrees that this Master Confirmation, together with any Confirmation, is not intended to convey to Bank rights with respect to any Transaction that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Bank’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to any Transaction; and provided, further, that nothing herein shall limit or shall be deemed to limit Bank’s rights in respect of any transactions other than the Transactions.

(g) No Collateral. Notwithstanding any provision of this Master Confirmation, any Confirmation or the Agreement, or any other agreement between the parties, to the contrary, the obligations of Counterparty under the Transactions are not secured by any collateral. Without limiting the generality of the foregoing, if this Master Confirmation, the Agreement or any other agreement between the parties includes an ISDA Credit Support Annex or other agreement pursuant to which Counterparty collateralizes obligations to Bank, then the obligations of Counterparty hereunder will not be considered to be obligations under such Credit Support Annex or other agreement pursuant to which Counterparty collateralizes obligations to Bank, and any Transactions hereunder shall be disregarded for purposes of calculating any Exposure, Market Value or similar term thereunder.

(h) Assignment of Share Delivery to Affiliates. Bank has the right to assign any or all of its rights and obligations under a Transaction to deliver or accept delivery of Shares to any of its Affiliates; provided that Counterparty shall have recourse to Bank in the event of failure by the assignee to perform any of such obligations hereunder. Notwithstanding the foregoing, the recourse to Bank shall be limited to recoupment of Counterparty’s monetary damages and Counterparty hereby waives any right to seek specific performance by Bank of its obligations hereunder. Such failure after any applicable grace period shall be deemed to be an Additional Termination Event, such Transaction shall be the only Affected Transaction and Bank shall be the only Affected Party.

(i) Severability; Illegality. If compliance by either party with any provision of a Transaction would be unenforceable or illegal, (i) the parties shall negotiate in good faith to resolve such unenforceability or illegality in a manner that preserves the economic benefits of the transactions contemplated hereby and (ii) the other provisions of the Transaction shall not be invalidated, but shall remain in full force and effect.

(j) Waiver of Trial by Jury. EACH OF COUNTERPARTY AND BANK HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS TRANSACTION OR THE ACTIONS OF BANK OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(k) Confidentiality. Notwithstanding any provision in this Master Confirmation, any Confirmation or the Agreement, in connection with Section 1.6011-4 of the Treasury Regulations, the parties hereby agree that each party (and each employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

(l) Securities Contract; Swap Agreement. The parties hereto intend for: (i) each Transaction hereunder to be a “securities contract” as defined in 12 U.S.C § 1821(e)(8)(D)(ii) and a “swap agreement” as defined in 12 U.S.C § 1821(e)(8)(D)(vi), and the parties hereto to be entitled to the protections afforded by, among other Sections of the Federal Deposit Insurance Act (the “FDIA”) 12 U.S.C § 1821(e)(8); (ii) the Agreement to be a “master agreement” as described in 12 U.S.C § 1821(e)(8)(D)(vii); (iii) a party’s right to liquidate, terminate or accelerate any Transaction, offset, net or net out termination values, payment amounts or other transfer obligations, and to exercise any other remedies upon the occurrence of any Event of Default or Termination Event under the Agreement with respect to the other party or any Extraordinary Event that results in the termination or cancellation of any Transaction to constitute a “right” protected by 12 U.S.C § 1821(e)(8)(E); (iv) any cash, securities or other property provided as performance assurance, credit support or collateral with respect to each Transaction to constitute “payment amounts” and “transfer obligations” “under” or “in connection with” each Transaction and the Agreement, in each case within the meaning of the FDIA and (v) all payments or deliveries for, under or in connection with each Transaction, all payments for the Shares and the transfer of such Shares to constitute “payment amounts” and “transfer obligations” “under” or “in connection with” each Transaction and the Agreement, in each case within the meaning of the FDIA.

(m) Extension of Settlement. Bank may postpone any Potential Exercise Date or any other date of valuation or delivery by Seller or add additional Settlement Dates or any other date of valuation or delivery by Seller, with respect to some or all of the relevant Units (in which event the Calculation Agent shall make appropriate adjustments to the Delivery Obligation), if Bank determines, in its good faith reasonable discretion based on advice of counsel (with respect to legal determinations), that such extension is necessary to preserve Bank’s hedging activity hereunder in light of existing liquidity conditions or to enable Bank to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Bank were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal and regulatory requirements or self-regulatory requirements, or with related policies and procedures applicable to Bank.

(n) Staggered Settlement. If the Staggered Settlement Equity Percentage as of any Exchange Business Day during the relevant “Observation Period”, as defined in the Indenture, is greater than 4.9%, Bank may, by notice to the Counterparty prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows:

(i) in such notice, Bank will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date, but not prior to the beginning of such “Observation Period”) or delivery times and how it will allocate the Shares it is required to deliver under “Net Share Settlement” (above) among the Staggered Settlement Dates or delivery times; and

(ii) the aggregate number of Shares that Bank will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Bank would otherwise be required to deliver on such Nominal Settlement Date.

The “Staggered Settlement Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (x) the number of Shares that Bank or any of its affiliates beneficially own (within the meaning of Section 13 of the Exchange Act) on such day, other than any Shares so owned as a hedge of the relevant Transaction subject to settlement, and (y) the Number of Shares for such Transaction subject to settlement and (B) the denominator of which is the number of Shares outstanding on such day.

(o) Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Bank a written notice of such repurchase (a “Repurchase Notice”) on such day if, following such repurchase, the Units Equity Percentage as determined on such day is (i) equal to or greater than 6.0% and (ii) greater by 0.5% than the Units Equity Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater by 0.5% than the Units Equity Percentage as of the date hereof). The “Units Equity Percentage” as of any day is the fraction the numerator of which is the aggregate Number of Shares for all Transactions hereunder and the denominator of which is the number of Shares outstanding on such day. Counterparty agrees to indemnify and hold harmless Bank and its Affiliates and their respective officers, directors and controlling persons (each, a “Section 16 Indemnified Person”) from and against any and all losses (including losses relating to Bank’s hedging activities as a consequence of becoming, or of the risk of becoming, subject to the reporting and profit disgorgement provisions of Section 16 of the Exchange Act, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to any Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, to which a Section 16 Indemnified Person may become subject, as a result of Counterparty’s failure to provide Bank with a Repurchase Notice on the day and in the manner specified in this paragraph (o), and to reimburse, upon written request, each such Section 16 Indemnified Person for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any Section 16 Indemnified Person, such Section 16 Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of such Section 16 Indemnified Person, shall retain counsel reasonably satisfactory to such Section 16 Indemnified Person to represent such Section 16 Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Counterparty shall be relieved from liability to the extent that such Section 16 Indemnified Person fails to promptly notify Counterparty of any action commenced against it in respect of which indemnity may be sought hereunder; provided, that failure to notify Counterparty (i) shall not relieve Counterparty from any liability hereunder to the extent it is not materially prejudiced as a result thereof and (ii) shall not, in any event, relieve Counterparty from any liability that it may have otherwise than on account of this paragraph (o). Counterparty shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Section 16 Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of each Section 16 Indemnified Person or Bank, effect any settlement of any pending or threatened proceeding in respect of which any Section 16 Indemnified Person is or could have been a party and indemnity could have been sought hereunder by any such Section 16 Indemnified Person, unless such settlement includes an unconditional release of each such Section 16 Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to each such Section 16 Indemnified Person. If the indemnification provided for in this paragraph (o) is unavailable to a Section 16 Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty, in lieu of indemnifying such Section 16 Indemnified Person thereunder, shall contribute to the amount paid or payable by such Section 16 Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph (o) are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Section 16 Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph (o) shall remain operative and in full force and effect regardless of the termination of any Transaction.

(p) Early Unwind. In the event the sale of Convertible Notes for any Transaction hereunder is not consummated with the Initial Purchasers thereof for any reason (other than as a result of a breach by any Initial Purchaser that is an Affiliate of Bank) by the close of business in New York City on the Early Unwind Date set forth in the Confirmation for such Transaction, such Transaction shall automatically terminate on such Early Unwind Date and (i) such Transaction and all of the respective rights and obligations of Bank and Counterparty under such Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with such Transaction either prior to or after such Early Unwind Date; provided that Counterparty shall purchase from Bank on such Early Unwind Date all Shares purchased by Bank or one or more of its Affiliates in connection with such Transaction. The purchase price paid by Counterparty shall be Bank’s actual cost of such Shares and derivatives as Bank informs Counterparty and shall be paid in immediately available funds on such Early Unwind Date.

(q) Registration. Counterparty hereby agrees that if the Shares (the “Hedge Shares”) acquired by Bank for the purpose of hedging its obligations pursuant to the Transaction, in Bank’s good faith reasonable judgment based on advice of counsel, cannot be sold in the U.S. public market by Bank without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Bank to sell the Hedge Shares in a registered offering, make available to Bank an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance reasonably satisfactory to Bank and Counterparty, substantially in the form of an underwriting agreement for a registered secondary offering, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to Bank, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford Bank a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities; provided that if Bank, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or (iii) of this paragraph (q) shall apply at the election of Counterparty; (ii) in order to allow Bank to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement agreements customary for private placements of equity securities, in form and substance reasonably satisfactory to Bank and Counterparty, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Bank, due diligence rights (for Bank or any designated buyer of the Hedge Shares from Bank), opinions and certificates and such other documentation as is customary for private placement agreements, all reasonably acceptable to Bank (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Bank for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Bank at the price displayed under the heading “Bloomberg VWAP” on Bloomberg page RSH.N <equity> AQR (or successor thereto) in respect of the period from the scheduled opening time of the Exchange to the Scheduled Closing Time of the Exchange on a relevant Exchange Business Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Exchange Business Day, as determined by the Calculation Agent using a volume-weighted method) on such Exchange Business Days, and in the amounts requested by Bank.

(r) Conversion Rate Adjustments. Counterparty shall provide to Bank written notice (such notice, an “Conversion Rate Adjustment Notice”) at least ten Scheduled Trading Days prior to consummating or otherwise executing or engaging in any transaction or event (an “Conversion Rate Adjustment Event”) that would lead to a change in the Conversion Rate (as such term is defined in the Indenture), which Conversion Rate Adjustment Notice shall set forth the new, adjusted Conversion Rate after giving effect to such Conversion Rate Adjustment Event (the “New Conversion Rate”). In connection with the delivery of any Conversion Rate Adjustment Notice to Bank, (x) Counterparty shall, concurrently with or prior to such delivery, publicly announce and disclose the Conversion Rate Adjustment Event or (y) Counterparty shall, concurrently with such delivery, represent and warrant that the information set forth in such Conversion Rate Adjustment Notice does not constitute material non-public information with respect to Counterparty or the Shares.

(s) Amendment. If the Initial Purchasers exercise their right to purchase additional Convertible Notes (the “Additional Convertible Notes”) as set forth in the Purchase Agreement, then on the Additional Premium Payment Date (as defined below), the Number of Units will be automatically increased by additional Units (the “Additional Units”) equal to the number of Additional Convertible Notes in denominations of USD1,000 principal amount issued pursuant to such exercise and an additional premium equal to the product of the Additional Units and the Premium Per Unit shall be paid by Counterparty to Bank on the closing date for the purchase and sale of the Additional Convertible Notes (the “Additional Premium Payment Date”).

(t) Dividends. If at any time during the period from and including the Effective Date, to but excluding the Expiration Date, (i) an ex-dividend date for a regular annual cash dividend occurs with respect to the Shares (an “Ex-Dividend Date”), and that dividend is less than the Regular Dividend on a per Share basis or (ii) if no Ex-Dividend Date for a regular annual cash dividend occurs with respect to the Shares in any annual dividend period of Counterparty, then the Calculation Agent will make a corresponding adjustment to any one or more of the Strike Price, Number of Units, Unit Entitlement and/or any other variable relevant to the exercise, settlement or payment for the Transaction to preserve for the parties the intended economic benefits of such Transaction after taking into account such dividend or lack thereof. “Regular Dividend” shall mean USD0.25 per Share per year, and zero for any subsequent dividend or distribution on the Shares for which the Ex-Dividend Date falls within the same calendar year.

12. Addresses for Notice:

If to Bank:	Bank of America, N.A.
c/o Banc of America Securities LLC
Equity Financial Products- Legal
One Bryant Park
New York, NY 10036
	Attention:	John Servidio
	Telephone No.:	(646) 855-7127
	Facsimile No.:	(704) 208-2869

If to Counterparty:	RadioShack Corporation
Mail Stop CF3-201
300 RadioShack Circle
Fort Worth, Texas 76102
	Attention:	Raymond C. Vines, CPA, CTP
Director - Treasury Operations
	Facsimile:	(817) 415-2638
	Telephone:	(817) 415-2107

13. Accounts for Payment:

To Bank:	Bank of America, N.A.
New York, NY
SWIFT: BOFAUS3N
Bank Routing: 026 009 593
Account Name: Bank of America
Account No. : 0012333 34172

To Counterparty:	Bank of America
Dallas, Texas
ABA# 0260-0959-3
A/C# 505-053-6508
Beneficiary: RadioShack Corporation

14. Delivery Instructions:

Unless otherwise directed in writing, any Share to be delivered hereunder shall be delivered as follows:

To Counterparty: To be advised.

Yours sincerely,

BANK OF AMERICA, N.A.

By:	/s/ Christopher A. Hutmaker
Name:	Christopher A. Hutmaker
Title:	Managing Director

Confirmed as of the

date first above written:

RADIOSHACK CORPORATION

By:	/s/ James Gooch
Name:	James Gooch
Title:	Chief Financial Officer

EXHIBIT A

FORM OF CONVERTIBLE BOND HEDGING

TRANSACTION CONFIRMATION

Date:	[ ], 20[ ]

To:	RadioShack Corporation (“Counterparty”)

Telefax No.:	(817) 415-2638

Attention:	Raymond C. Vines, CPA, CTP Director - Treasury Operations

From:	Bank of America, N.A. (“Bank”)

Telefax No.:	(704) 208-2869

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced Transaction entered into on the Trade Date specified below between you and us. This Confirmation supplements, forms a part of, and is subject to the Master Terms and Conditions for Convertible Bond Hedging Transactions dated as of August 12, 2008 and as amended from time to time (the “Master Confirmation”) between you and us.

1. The definitions and provisions contained in the Definitions (as such term is defined in the Master Confirmation) and in the Master Confirmation are incorporated into this Confirmation. In the event of any inconsistency between those definitions and provisions and this Confirmation, this Confirmation will govern.

2. The particular Transaction to which this Confirmation relates is entered into as part of an integrated hedging transaction of the Convertible Notes pursuant to the provisions of Treasury Regulation Section 1.1275-6.

3. The particular Transaction to which this Confirmation relates shall have the following terms:

Trade Date:	[ ], 20[ ]

Effective Date:	[ ], 20[ ]

Premium:	USD[ ]

Premium Per Unit:	USD[ ]

Premium Payment Date:	[ ], 20[ ]

Convertible Notes:	[ ]% Convertible Senior Notes of Counterparty due 20[ ], offered pursuant to an Offering Memorandum to be dated as of [ ], 20[ ] and issued pursuant to the Indenture.

Number of Units:	The number of Convertible Notes in denominations of USD1,000 principal amount issued by Counterparty on the closing date for the initial issuance of the Convertible Notes.

Strike Price:	As of any date, an amount in USD, rounded to the nearest cent (with 0.5 cents being rounded upwards), equal to USD1,000 divided by the Unit Entitlement.

Applicable Percentage:	[ ]%

Number of Shares:	The product of the Number of Units, the Unit Entitlement and the Applicable Percentage.

Expiration Date:	[ ], 20[ ]

Unit Entitlement:	As of any date, a number of Shares per Unit equal to the Conversion Rate (as defined in the Indenture, but without regard to any adjustments to the Conversion Rate pursuant to the Excluded Provisions of the Indenture).

Indenture:	Indenture to be dated as of [ ], 20[ ] by and between Counterparty and [ ], as trustee, and the other parties thereto pursuant to which the Convertible Notes are to be issued. For the avoidance of doubt, references herein to sections of the Indenture are based on the draft of the Indenture most recently reviewed by the parties at the time of execution of this Confirmation. If any relevant sections of the Indenture are changed, added or renumbered following execution of this Confirmation but prior to the execution of the Indenture, the parties will amend this Confirmation in good faith to preserve the economic intent of the parties.

Purchase Agreement:	Purchase Agreement dated as of [ ], 20[ ] between Counterparty and [ ] and [ ], as representatives of the Initial Purchasers (as defined in the Purchase Agreement).

Net Share Provision:	Section [ ] of the Indenture

Rounding Provision:	Section [ ] of the Indenture

Make-whole Provision:	Section [ ] of the Indenture [1]

Conversion Adjustment Provisions:	Sections [ ] and [ ] of the Indenture[2]

Excluded Provisions:	Sections [ ] and [ ] of the Indenture[3]

Dilution Provision:	Section [ ] of the Indenture

Merger Provision:	Section [ ] of the Indenture

[1]	Insert cross-references to sections of the Indenture addressing make-whole adjustments to the Conversion Rate.
[2]

Insert cross-references to sections of the Indenture permitting adjustments to the Conversion Rate by Counterparty due to (i) distribution of Issuer’s shares of capital stock, evidences of indebtedness, assets or property; and (ii) a payment in respect of a tender or exchange offer for Shares that exceeds the market value of the Shares.

[3]

Insert cross-references to (i) sections of the Indenture permitting discretionary adjustments to the Conversion Rate by Counterparty and (ii) sections of the Indenture addressing make-whole adjustments to the Conversion Rate.

Early Unwind Date:	[ ], 20[ ] (or such later date as agreed by the parties hereto) or, with respect to any Additional Convertible Notes, the settlement date specified by the Initial Purchasers pursuant to the Purchase Agreement.

Counterparty hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Bank) correctly sets forth the terms of the agreement between Bank and Counterparty with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein or in the Master Agreement and immediately returning an executed copy to John Servidio, Facsimile No. 212-230-8610.

Yours sincerely,

BANK OF AMERICA, N.A.

By:
Name:
Title:

Confirmed as of the

date first above written:

RADIOSHACK CORPORATION

By:
Name:
Title: